UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2005

DUCOMMUN INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-1222	95-2623879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23301 Wilmington Avenue Carson, California	90745-6209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 513-7280

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 22, 2005, Ducommun Incorporated (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DT Acquisition Sub, Inc. (“Merger Sub”), Miltec Corporation (“Miltec”) and certain shareholders of Miltec providing for the Company’s acquisition of Miltec. The acquisition would be effected by the merger of Merger Sub, an indirect wholly-owned subsidiary of the Company, with and into Miltec, with Miltec continuing as the surviving corporation and an indirect wholly-owned subsidiary of the Company (the “Merger”). At the time the Merger becomes effective (the “Effective Time”), all of the issued and outstanding shares of common stock of Miltec will be converted into the right to receive the purchase price which includes (i) an initial cash payment of $47,000,000, subject to reduction based on outstanding indebtedness at the Effective Time, (ii) a promissory note in the principal amount of $3,000,000, with interest accruing at a rate of 5% per annum, payable in three equal annual installments, and (iii) up to three contingent consideration payments in an aggregate amount not to exceed $3,000,000, determined annually based on Miltec’s net revenues during the first, second and third years following the Closing Date. The purchase price is subject to adjustment based on Miltec’s tangible net book value as of the Closing Date determined in accordance with generally accepted accounting principles, and the amount, if any, received by Miltec after the Closing Date for the refund of a tax deposit. The Merger Agreement contains representations, warranties, covenants and conditions customary for transactions of this type. The boards of directors of the Company and Miltec and the shareholders of Miltec have approved the Merger Agreement.

On November 23, 2005, the Company issued a press release announcing that it had entered into the Merger Agreement.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release dated November 23, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCOMMUN INCORPORATED (Registrant)

Date: November 23, 2005	By:	/s/ Joseph C. Berenato
(Signature)
	Name:	Joseph C. Berenato
	Title:	Chief Executive Officer